                                                                      EXHIBIT 11

                                  KNOLL, INC.
                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  PRO FORMA
                                THREE MONTHS     THREE MONTHS      ONE MONTH
                                   ENDED            ENDED            ENDED
                               MARCH 31, 1997   MARCH 31, 1996   MARCH 31, 1996
                               --------------   --------------   --------------
Net income..................       $11,638          $   197          $   449
                                   =======          =======          =======

Common stock outstanding
  during the period.........         7,291            7,291            7,291

Dilutive effect of stock
  options computed in
  accordance with the
  treasury stock method as
  required by SAB 83........            83               83               83

Conversion of preferred
  shares into common shares
  upon completion of the
  initial public offering
  (IPO).....................        27,441           27,441           27,441
                                   -------          -------          -------

Pro forma weighted average
  number of common shares
  outstanding prior to
  shares issued in
  connection with the IPO...        34,815           34,815           34,815
                                   =======          =======          =======

Pro forma net income per
  share of common stock.....       $  0.33          $  0.01          $  0.01
                                   =======          =======          =======
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